Exhibit 3.85

D

The Commonwealth of Massachusetts

William Francis Galvin

Secretary of the Commonwealth

One Ashburton Place, Boston, Massachusetts 02108-1512

Articles of Organization

(General Laws Chapter 156D, Section 2.02; 950 CMR 113.16)

ARTICLE I

Inc exact name of the corporation is:

Renaissance Recovery, Inc.

ARTICLE II

Unless the articles of organization otherwise provide, all corporations formed pursuant to G.L. Chapter 156D have the purpose of engaging in any lawful business, Please specify if you want a more limited purpose:

To own, operate, manage and maintain psychiatric hospitals and/or other health care facilities; and

To carry on any business or other activity which may be lawfully carried on by a corporation organized under the Business Corporation Act of the Commonwealth of Massachusetts, whether or not related to those referred to hereinabove.

However, this corporation shall not engage in any activity which constitutes the practice of Medicine as regulated by the Massachusetts Board of Registration in Medicine.

ARTICLE III

Stare the total number of shares and par value, * if any, of each class of stock that the corporation is authorized to issue. All corporations must authorize stock. If only one class or series is authorized, it is not necessary to specify any particular designation.

WITHOUT PAR VALUE		WITH PAR VALUE
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE
		Common:	200.000	$.01

*	G.L. Chapter 156D eliminates the concept of par value, however a corporation may specify par value in Article III. See G.L. Chapter 156D, Section 6.21, and the comments relative thereto.

9

P.C.

ARTICLE IV

Prior to the issuance of shares of any class or series, the articles of organization must set forth the preferences, limitations and relative rights of that class or series. The articles may also limit the type or specify the minimum amount of consideration for which shares of any class or series may be issued. Please set forth the preferences, limitations and relative rights of each class or series and, if desired, the required type and minimum amount of consideration to be received.

None.

ARTICLE V

The restrictions, if any, imposed by the articles of organization upon the transfer of shares of any class or series of stock are:

None.

ARTICLE VI

Other lawful provisions, and if there are no such provisions, this article may be left blank.

See Continuation Sheets - 6A - 6D attached hereto and incorporated herein by reference.

Note: The preceding six(6) articles are considered to be permanent and may be changed only by filling appropriate articles of amendment.

CONTINUATION SHEET 6A

to the Articles of Organization of

Renaissance Recovery, Inc.

By-Laws

The board of directors is authorized to make, amend or repeal the by-laws of the corporation in whole or in part, except with respect to any provision thereof which by law, by these articles of organization, or by the by-laws requires action by the stockholders.

Place of Meetings of the Stockholders

Meetings of the stockholders may be held anywhere in the United States.

Partnership

The corporation may be a partner in any business enterprise which the corporation would have power to conduct by itself.

Indemnification of Directors, Officers and Others

The corporation shall indemnify each person who is or was a director, officer, employee or other agent of the corporation, and each person who is or was serving at the request of the corporation as a director, trustee, officer, employee or other agent of another organization in which it directly or indirectly owns shares or of which it is directly or indirectly a creditor, against all liabilities, costs and expenses, including but not limited to amounts paid in satisfaction of judgments, in settlement or as fines and penalties, and counsel fees and disbursements, reasonably incurred by him in connection with the defense or disposition of or otherwise in connection with or resulting from any action, suit or other proceeding, whether civil, criminal, administrative or investigative, before any court or administrative or legislative or investigative body, in which he may be or may have been involved as a party or otherwise or with which he may be or may have been threatened, while in office or thereafter, by reason of his being or having been such a director, officer, employee, agent or trustee, or by reason of any action taken or not taken in any such capacity, except with respect to any matter as to which he shall have been finally adjudicated by a count of competent jurisdiction not to have acted in good faith in the reasonable belief that his action was in the best interests of the corporation. Expenses, including but not limited to counsel fees and disbursements, so incurred by any such person in defending any such action, suit or proceeding may be paid from time to time by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the person indemnified to repay the amounts so paid if it shall ultimately be determined that indemnification of such expenses is not authorized hereunder.

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CONTINUATION SHEET 6B

to the Articles of Organization of

Renaissance Recovery, Inc.

As to any matter disposed of by settlement by any such person, pursuant to a consent decree or otherwise, no such indemnification either for the amount of such settlement or for any other expenses shall be provided unless such settlement shall be approved as in the best interests of the corporation, after notice that it involves such indemnification, (a) by a vote of a majority of the disinterested directors then in office (even though the disinterested directors be less than a quorum), or (b) by any disinterested person or persons to whom the question may be referred by vote of a majority of such disinterested directors, or (c) by vote of the holders of a majority of the outstanding stock at the time entitled to vote for directors, voting as a single class, exclusive of any stock owned by any interested persons, or (d) by any disinterested person or persons to whom the question may be referred by vote of the holders of a majority of such stock. No such approval shall prevent the recovery from any such officer, directors, employee, agent or trustee of any amounts paid to him or on his behalf as indemnification in accordance with the preceding sentence if such person is subsequently adjudicated by a court of competent jurisdiction not to have acted in good faith in the reasonable belief that his action was in the best interests of the corporation.

The right of indemnification hereby provided shall not be exclusive of or affect any other rights to which any director, officer, employee, agent, or trustee may be entitled or which may lawfully be granted to him. As used herein, the terms “director”, “officer”, “employee”, “agent” and “trustee” include their respective executors, administrators and other legal representatives, and “interested” person is one against whom the action, suit or other proceeding in question or another action, suit or other proceeding on the same or similar grounds is then or had been pending or threatened, and a “disinterested” person is a person against whom no such action, suit or other proceeding is then or had been pending or threatened.

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CONTINUATION SHEET 6C

to the Articles of Organization of

Renaissance Recovery, Inc.

By action of the board of directors, notwithstanding any interest of the directors in such action, the corporation may purchase and maintain insurance, in such amounts as the board of directors may from time to time deem appropriate, on behalf of any person who is or was a director, officer, employee or other agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or other agent of another organization in which it directly or indirectly owns shares or of which it is directly or indirectly a creditor, against any liability incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability.

Intercompany Transactions

No contract or transaction between the corporation and one or more of its directors or officers, or between the corporation and any other organization of which one or more of its directors or officers are directors, trustees or officers, or in which any of them has any financial or other interest, shall be void or voidable, or in any way affected, solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board of directors or committee thereof which authorizes, approves or ratifies the contract or transaction, or solely because his or their votes are counted for such purposes, if:

a)	The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee which authorized, approves or ratifies the contract or transaction, and the board of committee in good faith authorizes, approves or ratifies the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or

b)	The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically authorized, approved or ratified in good faith by vote of the stockholders; or

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CONTINUATION SHEET 6D

to the Articles of Organization of

Renaissance Recovery, Inc.

c)	The contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee thereof, or the stockholders.

Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee thereof which authorizes, approves or ratifies the contract or transaction. No director or officer of the corporation shall be liable or accountable to the corporation or to any of its stockholders or creditors or to any other person, either for any loss to the corporation or to any other person or for any gains or profits realized by such director or officer, clauses (a), (b) or (c) above are applicable.

Limitations on Director Liability

No director of the corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for any transaction in which the director derived an improper personal benefit. No amendment to or repeal of any provision of this paragraph, directly or by adoption of an inconsistent provision of these Articles of Organization, shall apply to or have any effect on any liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

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ARTICLE VII

The effective date of organization of the corporation is the date and time the articles were received for filing if the articles are not rejected within the time prescribed by law. If a later effective date is desired, specify such date, which may not be later than the 90th day after the articles are received for filing:

ARTICLE VIII

The information contained in this article is not a permanent part of the articles of organization.

a.	The street address of the initial registered office of the corporation in the commonwealth:
200 Lake Street, Suite 102, Peabody, MA 01960

b.	The name of its initial registered agent at its registered office:
PHC, Inc.

c.	The names and street addresses of the individuals who will serve as the initial directors, president, treasurer and secretary of the corporation (an address need not be specified if the business address of the officer or director is the same as the principal office location):

President:    Bruce A. Shear, 200 Lake Street, Suite 102, Peabody, MA 01960

Treasurer:    Paula C. Wurts, 200 Lake Street, Suite 102, Peabody, MA 01960

Secretary:    Paula C. Wurts, 200 Lake Street, Suite 102, Peabody, MA 01960

Director(s): See Continuation Sheet 8 attached hereto and incorporated herein by reference.

d.	The fiscal year end of the corporation:
June 30

e.	A brief description of the type of business in which the corporation intends to engage:
to own, operate, manage and maintain psychiatric hospitals and/or other health care facilities.

f.	The street address of the principal office of the corporation:
200 Lake Street, Peabody, MA 01960

g.	The street address where the records of the corporation required to be kept in the commonwealth are located is:

                                                                      200 Lake Street, Peabody, MA 01960                                              , which is

(number, street, city or town, state, zip code)

☑	its principal office;

☐	an office of its transfer agent;

☐	an office of its secretary/assistant secretary;

☐	its registered office.

Signed this 30th day of August, 2010 by the incorporator(s):

Signature:	/s/ Paula C. Wurts
Name:	Paula C. Wurts, Treasurer and Clerk of PHC, Inc.
Address:	200 Lake Street, Suite 200

CONTINUATION SHEET 8

to the Articles of Organization of

Renaissance Recovery, Inc.

Directors:

Bruce A. Shear

Douglas Smith

Donald E. Robar

Howard Phillips

Bill Grieco

David Dangerfield

The address for each director is 200 Lake Street, Suite 102, Peabody, MA 01960.

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008618

COMMONWEALTH OF MASSACHUSETTS

William Francis Galvin

Secretary of the Commonwealth

One Ashburton Place, Boston, Massachusetts 02108-1512

Articles or Organization

(General Laws Chapter 156D, Section 2.02; 950 CMR 113.16)

I hereby certify that upon examination of these articles of organization, duly submitted to me, it appears that the provisions of the General Laws relative to the organization of corporations have been complied with, and I hereby approve said articles; and the filling fee in the amount of $275 having been paid, said articles are deemed to have been filed with me this 30 day of August, 2010, at 11:56 a.m./p.m.

                                                             time

Effective date: August 30, 2010

            (must be within 90 days of date submitted)

1123637

WILLIAM FRANCIS GALVIN

Secretary of the Commonwealth

Filing fee: $275 for up to 275,000 shares plus $100 for each additional 100,000 shares or any fraction thereof. TO BE FILLED IN BY CORPORATION Contact Information:

Daniel J. Blanchard, Esq.

200 Lake Street, Suite 102

Peabody, MA 01960

Telephone: 978-536-2777

Email: dblanchard@phc-inc.com

Upon filing, a copy of this filing will be available at www.sec.state.ma.us/cor.

If the document is rejected, a copy of the rejection sheet and rejected document will be available in the rejected queue.